Exhibit 10.13

DELPHI CORPORATION

Supplemental Executive Retirement Program

Effective for Separations on or after October 7, 2009

Updated January 1, 2011

November 19, 2010

The Supplemental Executive Retirement Program (the “SERP” or the “Plan”) is an unfunded, nonqualified benefit program structured to qualify for certain exemptions from the eligibility, funding and other requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan Sponsor is Delphi Corporation (“Delphi” or the “Company”). SERP benefits are computed without regard to compensation limits imposed under the Internal Revenue Code of 1986, as amended (“IRC”). The SERP is a defined benefit supplemental executive retirement plan that provides a benefit (the “SERP Benefit”) to supplement any benefit provided from the Delphi Retirement Program for Salaried Employees (the “SRP”), a tax-qualified defined benefit pension plan. (The SRP was frozen on September 30, 2008 and terminated by the Pension Benefit Guarantee Corporation on July 31, 2009.) The SERP Benefit was originally frozen on September 30, 2008 based on prior service while employed by DPH Holdings Corp. f/k/a Delphi Corporation (“DPHH”) and therefore, it is closed to newly hired or appointed executives at Delphi. The accrual for benefit calculation is determined as of December 31, 2006, so Average Monthly Base Salary, Average Monthly Incentive Compensation and Credited Service are only calculated through December 31, 2006.

SECTION I. PURPOSE OF THE SERP

The purpose of the SERP is to assure that eligible separating salaried executive employees of the Company receive an overall level of retirement benefits which are competitive with the peer group of companies selected by the Delphi Corporation Board of Directors (the “Board”). To achieve this competitive objective, the retirement benefits determined under the SRP and certain other Delphi-provided benefit programs, may be supplemented by benefits, if any, provided under the formulas of this SERP. It is intended that this SERP qualify as an “excess benefit plan” under Section 3(36) of ERISA and, in relevant part as a plan “providing deferred compensation for a select group of management or highly compensated employees” under Section 201(2) of ERISA.

SECTION II. DEFINITIONS

“Accrual Date” means December 31, 2006.

“Average Monthly Base Salary” means the average of monthly base salary for the highest 48 months between January 1, 1999 and the Accrual Date. If an eligible participant has less than 48 months of participation as of the Accrual Date, then for each missing month the monthly base salary will equal the employee’s first monthly base salary.

Example: As of the Accrual Date, the participant only had 36 months of monthly base salary. The average will be calculated by adding 12 additional months of base salary to the actual 36 months to determine Average Monthly Base Salary; with each of the additional 12 months being equal to the very first month of the employee’s actual monthly base salary.

“Average Monthly Incentive Compensation” means the total of the highest four years of annual incentive awards earned during the period 1999 through and including 2006, divided by 48. For this purpose, annual incentive awards shall include any semi-annual awards earned during 2006 but paid in 2007. Neither Performance Achievement Plan awards, Stock Incentive Plan grants, Long Term Incentive Plan awards, nor any other form of payment, are eligible for inclusion in determining an Alternative Formula Benefit amount. Non-consecutive years within the period 1999 through 2006 may be used for determining the Average Monthly Incentive Compensation. However, if an eligible participant has less than 48 months of participation as of the Accrual Date, then for each missing month the incentive compensation will be equal to zero.

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Example: As of the Accrual Date, the participant only had three years of incentive compensation. The three years of incentive compensation would be added together and divided by 48 to determine the Average Monthly Incentive Compensation.

“Cause” means (1) if the executive employee has entered into an employment agreement with Delphi, that Delphi has determined, in its sole discretion, that the termination met the employment agreement’s definition of “cause”, or (2) if the executive employee has not entered into an employment agreement with Delphi, a determination by Delphi, in its sole discretion, that any of the following occurred, and that if such circumstance was curable, Delphi has determined in its sole discretion that the circumstance remained uncured after the executive employee was given a ten business day period to cure: (A) continued failure by the executive employee to satisfactorily perform his duties, (B) willful misconduct or gross negligence by the executive employee in the performance of his duties, including insubordination, (C) the executive employee’s commission of any felony or his/her commission of any misdemeanor involving moral turpitude (including entry of a guilty or nolo contendere plea), or (D) the executive employee’s commission of any act involving dishonesty that results in material financial, reputational or other harm, monetary or otherwise, to the Company, or it’s parent or its affiliates and subsidiaries, including but not limited to an act constituting misappropriation or embezzlement of the property of Delphi or its parent, affiliates or subsidiaries.

“Company” means Delphi Corporation.

“Delphi” means Delphi Corporation.

“Effective Date” means the effective date of this plan, October 7, 2009.

“Eligibility Credited Service” means the total of SRP Part B credited service as of the September 30, 2008 freeze date; plus SRP Part C credited service (i.e., the “Retirement Accumulation Plan”) as of the September 30, 2008 freeze date; plus the number of months employed between October 1, 2008 and the day immediately preceding the earlier of separation, death, or on set of disability. Note: An employee election to take an in-service withdrawal of Part B contributions plus interest before September 30, 2008 will reduce the Part B credited service, but an in-service withdrawal that occurs on or after October 1, 2008 does not impact Part B credited service. Example: As of September 30, 2009, an employee had 0 years of Part B credited service and 4 years of Part C credited service. The employee subsequently separates from Delphi on December 31, 2012. The employee receives an additional 3 years and 3 months of eligibility credited service for a total of 7 years and 3 months.

“Plan Administrator” means the Delphi Corporation Board of Directors (the Board).

“Plan Year” means the calendar year.

“SRP” means the Delphi Retirement Program for Salaried Employees. This plan was sponsored by DPHH, frozen on September 30, 2008, and terminated by the Pension Benefit Guaranty Corporation on July 31, 2009.

SECTION III. ADMINISTRATION OF THE SERP

(a)	The SERP will at all times be maintained, considered, and administered as a nonqualified plan that is wholly separate and distinct from the SRP. Moreover, it will be maintained as an unfunded plan.

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(b)	Benefits under this SERP are not guaranteed.

(c)	The Company administers the SERP. The Program Administrator may delegate various aspects of administration as it deems appropriate and to the extent permitted by applicable law. Additionally, any committee or person delegated various aspects of administration may sub-delegate that authority as appropriate and as permitted by applicable law. Committees or persons delegated various aspects of administration have discretionary authority to construe, interpret, apply, make factual determinations regarding, and administer the SERP in accordance with its terms. Any interpretation or determination regarding the SERP made by the Program Administrator, or any committee or person(s) delegated the authority to make such an interpretation or determination, will be given full force and effect, unless it is proven that the interpretation or determination was arbitrary and capricious. Any claims with respect to determinations made under this SERP may be appealed as described in Section XI hereunder.

(d)	The Employee Benefits Plan Committee (EBPC) has been delegated, among other powers, the discretionary authority to interpret, construe and make final determinations, including factual findings, of any and all claims under the SERP. Any and all decisions of the EBPC as to interpretation or application of the SERP will be final, conclusive, and binding upon all parties, including the Company, the stockholders, and the participants and beneficiaries of the SERP. Any interpretation or determination regarding the SERP made by the EBPC will be given full force and effect; unless it is proven that the interpretation or determination was arbitrary and capricious.

(e)	The Program Administrator, and any committee or person delegated authority regarding the SERP, has the full power to engage and employ such recordkeeping, legal, actuarial, auditing, tax, and other such agents, as it will determine, in its sole discretion, to be in the best interest of the Company, the SERP, and its participants and beneficiaries.

(f)	The expenses of administering this SERP will be borne by the Company and may not be charged against its participants and beneficiaries.

SECTION IV. ELIGIBILITY

To be eligible for a vested SERP Benefit under either the Regular or Alternative Formula, an executive employee must:

(a)	have been be a regular Active U.S. or U.S. Expatriate executive employee of DPHH on or before September 30, 2008, (executive appointments on or after October 1, 2008 are ineligible for benefits under this Plan) and was continuously an executive employee through the Effective Date and hired by Delphi (the successor employer) on the Effective Date;

(b)	have been a regular Active U.S. or U.S. Expatriate executive employee of DPHH on the Effective Date, hired by Delphi and continuously employed by Delphi until the earlier of the date of separation, death or onset of disability;

(c)	have at least 10 years of Eligibility Credited Service as of the day immediately preceding the earlier of separation, death or onset of disability; and

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(d)	be at least 55 years of age as of the date of separation, death or onset of disability.

Notwithstanding paragraphs (a)-(d) of this Section IV, an executive employee will be eligible for a SERP Benefit under either the Regular or Alternative Formula if he or she is involuntarily separated from employment, regardless of age, on or after October 7, 2009; provided, that (1) at the time of the separation the executive employee would have satisfied the conditions of Section IV(a) through (d) above if the minimum credited service requirements in Section IV(c) were reduced to 5 years and (2) the involuntary separation is by the Company other than for Cause or, in the case of an executive employee who has entered into an employment agreement with the Company, by the executive employee for Good Reason (as defined in such employment agreement).

Also notwithstanding the above paragraphs (a) through (d), those executives age 59 years of age or younger as of the Effective Date, will only be eligible for SERP benefits upon voluntary separation from service following the earlier of (i) attainment of age 60; or (ii) completion of two years of service after the Effective Date at the time of separation.

SERP Benefits will be suspended or forfeited if an executive or retired executive employee engages in any activity that is competitive with the Company and/or otherwise acts in a manner inimical or contrary to the best interests of the Company, or if an executive or retired executive employee does not respond to the Company’s request for information relating to this paragraph.

Brakes and Suspension business sale – The Delphi Brakes and Suspension (“B&S”) business was sold on November 1, 2009. Delphi determined, consistent with Treasury Regulation § 1.409A-1(h)(4), that for purposes of providing SERP benefits Delphi will continue to consider the six executives of the B&S business whose employment will continue with the B&S business under new ownership as participants under this SERP. As such, the service at BeijingWest Industries (“BWI”) by the named six executives (separately named in confidential Attachment 1) will be recognized as Eligibility Credited Service under this SERP.

Notwithstanding paragraph (a) above, monthly benefits payable under this Plan shall be payable to executives of the Company and/or its predecessor company DPH Holdings that separated from service prior to October 7, 2009 and identified on confidential Attachment 2. The named individual would otherwise be eligible for monthly benefits under this Plan but for such separation from service.

SECTION V. CALCULATION OF THE REGULAR FORMULA OF SERP BENEFITS

The Regular Formula of this SERP (benefit accrual determined as of December 31, 2006) is a monthly amount equal to two percent (2%) of Average Monthly Base Salary multiplied by the total of the years of credited service (determined as of December 31, 2006) used to determine the frozen SRP Part B Supplementary Benefit and the years of service under the frozen SRP Part C as of the accrual date; less the sum of:

(a)	the unreduced frozen monthly SRP Part A and B benefits (prior to reduction for the cost of any survivor coverage and any reduction for age required under SRP) and the unreduced monthly single lifetime annuity attributable to frozen SRP Part C (as if payment was being commenced at age 65) as of the Accrual Date; and

(b)	$42.32 (2% of $2,116.00, which is the monthly maximum Primary Social Security benefit payable for 2007) multiplied by the total of the executive’s years of frozen SRP Part A credited service and years of service under frozen SRP Part C as of the Accrual Date.

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SECTION VI. CALCULATION OF THE ALTERNATIVE FORMULA OF SERP BENEFITS

The Alternative Formula of this SERP (benefit accrual determined as of December 31, 2006) is a monthly amount equal to 1.5% of average total direct compensation (Average Monthly Base Salary plus Average Monthly Annual Incentive Compensation) multiplied by the employee’s years of credited service (determined as of December 31, 2006 and not to exceed 35 years) used to determine the SRP Part B Supplementary Benefit and the years of service under SRP Part C as of the Accrual Date, less the sum of:

(a)	the unreduced monthly SRP Part A and B benefits payable (prior to reduction for the cost of any survivor coverage and any reduction for age required under SRP) and the unreduced monthly single lifetime annuity attributable to SRP Part C (as if payment was being commenced at age 65) as of the Accrual Date; and

(b)	$2,116.00 (which was the maximum monthly Primary Social Security benefit payable for 2007).

SECTION VII. AMOUNT AND DISTRIBUTION FORM OF SERP BENEFIT

(a)	The SERP Benefit is the five year monthly annuity form of payment described in this Section VII.

(b)	Calculation of five year monthly installment payments is as follows:

(i)	The amount calculated using the Regular Formula will be compared to the amount calculated using the Alternate Formula and the higher amount will be used to determine the SERP Benefit.

(ii)	Once the higher amount is determined, it may be further reduced depending on the participant’s age at SERP Benefit commencement in years and months* based on the following schedule:

age 62 or older	100%	age 58	84%
age 61	96%	age 57	80%
age 60	92%	age 56	75%
age 59	88%	age 55	70%

*	prorated for intermediate ages on the basis of complete calendar months, by which the participant is under the age attained at the participant’s next birthday.

(iii)	After the age reduction for early commencement is applied, if any, the ultimate amount will be reduced by 10%.

(iv)

After the age reduction for early commencement, if any, and the additional 10% reduction is applied, the amount (determined in step (iii) above) will represent a lifetime monthly benefit. The lifetime monthly benefit will be actuarially converted into 60 equal consecutive monthly

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amounts. The conversion will use the mortality table described in Revenue Ruling 2001-62. and the annual interest rate on 30-year Treasury securities as specified by the Commissioner for the month of July preceding the Plan Year. This calculation will determine the participant’s monthly benefit, which will be divided in two equal amounts and paid semi-monthly for 60 consecutive months.

(c)	Long Term Disability Benefit Offset Calculation

If an executive employee is eligible for benefits under the company paid Long Term Disability (LTD) following his or her retirement date, the SERP Benefit calculated under paragraph (b) will be reduced by any LTD payable or paid. Since LTD is payable only until age 65, the following methodology will be used:

(i)	First, actuarially convert the LTD amounts that are payable during the same period as the monthly payments determined under paragraph (b) into equal monthly amounts payable over that same period, using the assumptions described in paragraph (b)(iv) above.

(ii)	Second, offset the monthly payments payable under paragraph (b) through age 65 by the monthly amounts calculated under paragraph (c)(i). Any remaining monthly payments payable under paragraph (b) after age 65 would not be subject to offset.

(iii)	The amount calculated will not be adjusted for future changes in the LTD amount, regardless of the reason (Social Security Disability Insurance Benefit awards, death of the participant, etc.).

(d)	Post Retirement Increases

Any post-retirement increase or decrease under the frozen SRP (including any increases attributable to adjustments under the IRC Section 415 or decreases due to PBGC limits) will not reduce any benefit payable under this SERP.

SECTION VIII. PAYMENT OF BENEFITS

(a)

Monthly SERP benefits are paid in two equal semi-monthly installments on the 15th and the last day of each month in which a participant is eligible. For separations on or after October 7, 2009, payment of the monthly SERP Benefit shall commence as of the latest of the month following (i) the participant’s separation from service (last day worked) with the Company (within the meaning of IRC section 409A), (ii) the participant’s 55th birthday, or (iii) following the Effective Date.

(b)

Notwithstanding paragraph (a) above, any payment of the monthly SERP Benefit with respect to any individual who is a “specified employee” (within the meaning of IRC section 409A) shall commence no earlier than the earlier of (i) the first day of the first month commencing at least 6 months following the participant’s separation from service with the Company (within the meaning of IRC section 409A) or (ii) the participant’s date of death. During the six month waiting period, all amounts payable under this SERP will accumulate without interest and be paid with the first monthly payment to be

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paid as described above. Specified employees will be identified on December 31st with an effective date of the following March 1st. The prior years’ determination of specified employees will be used to determine the IRC Section 409A impact (if any) for employees who separate between January 1 and March 1.

(c)	The payment of benefits under the SERP will be reduced by the amount (no greater than $5,000 in any calendar year) that a participant owes the Company or any subsidiary, for any reason, including benefit overpayments, wage overpayments, and amounts due under all incentive compensation plans. The participant will be relieved of liability in the amount of the reduction following the payment to the Company.

(d)	For purposes of this Section, the individuals listed in confidential Attachment 1 (executive participants who were a part of the sale of the Brakes and Suspension business sale on November 1, 2009, who became employees of BeijingWest Industries) will be treated as separating from service with the Company upon separation from service with BWI, consistent with Delphi’s determination pursuant to Treasury Regulation §§ 1.409A-1(h)(4) and 1.409A-1(g) (last sentence).

SECTION IX. DEATH BENEFITS

(a)	Should an active executive employee who is eligible for SERP Benefits die after age 55, a death benefit under the SERP will be payable to the surviving spouse of the participant. If there is no eligible spouse, a SERP death benefit will be payable to the participant’s primary beneficiary under the Delphi Salaried Retirement Savings Program (SRSP). If the primary beneficiary has predeceased the executive, any contingent beneficiaries designated under the SRSP will receive the death benefit. If more than one person is named as the eligible beneficiary for the SRSP at the date of death, the death benefit will be paid in the percentages designated for their respective interests as eligible beneficiaries. If their respective interests are not specified, their interests shall be several and equal. If there is no SRSP beneficiary designation, then the Basic Group Life Insurance beneficiary will be deemed to be the beneficiary of record. If there is no Basic Life Insurance beneficiary the SERP death benefit will be made payable to the participant’s estate. The SERP death benefit will be equal to the present value of the SERP Benefit payments paid in a lump sum as of the first day of the month following the date of death.

(b)	Should an executive employee die after commencing the SERP benefit during the 60 monthly payment period, any SERP Benefit remaining will be paid in a lump sum to the surviving spouse or beneficiary determined under (a) above. The SERP death benefit will be equal to the present value of any remaining monthly SERP Benefit payments paid in a lump sum as of the first day of the month following the date of death.

(c)

If an eligible executive employee or eligible separated executive employee dies after the Effective Date and prior to the executive’s attaining age 55, a SERP benefit will be payable provided (1) that at the time of death the executive employee would have satisfied the conditions of Section IV(a) and (b) above and the minimum credited service requirement in Section IV(c) was reduced to 5 years and (2) the deceased executive employee was married for at least 12 months prior to the date of death and the spouse is still living as of the first day of the month following the date the deceased

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employee would have been age 55. A surviving spouse who meets the these requirements will be entitled to a SERP death benefit equal to the present value of the SERP Benefit payments paid in a lump sum on the first day of the month following the date the deceased employee would have been age 55. If, as of the date of death, there is not an eligible surviving spouse, then no SERP benefit will be payable to any other beneficiary of the employee. If there is an eligible surviving spouse at the date of death, but the spouse dies before the first day of the month following the date the deceased employee would have been age 55, then no SERP death benefit will be payable to any other beneficiary of the employee or the spouse.

SECTION X. AMENDMENT, MODIFICATION, SUSPENSION, OR TERMINATION

(a)	The Company reserves the right to amend, modify, suspend, or terminate this SERP in whole or in part, at any time, by action of the Delphi Corporation Board of Directors, or other committee(s) or person(s) expressly authorized by the Company to take such action; provided, however, no amendment, modification, suspension or termination shall adversely affect any SERP Benefit without the written consent of the executive employee. No oral statements can change the terms of this SERP. This SERP can only be amended in writing by the Board of Directors. Absent an express delegation of authority, no one has the authority to commit the Company to any benefit or benefits provision not provided for under this SERP or to change the eligibility criteria or other provisions of this SERP.

SECTION XI. CLAIM DENIAL PROCEDURES; APPEAL RIGHTS; LIMITATIONS PERIOD

(a)	A claim for benefits under the SERP must be made within 180 days of the date purportedly giving rise to the entitlement to benefits. A written determination granting or denying the claim will be furnished to the person making the claim (“Claimant”) within 90 days of the date on which the claim is filed. If special circumstances require a longer period, the Claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after expiration of the initial 90-day period. Any denial or partial denial of a claim will be dated and signed by a person designated to speak on behalf of the Program Administrator and will clearly set forth:

(i)	the specific reason(s) for the denial;

(ii)	specific reference to pertinent employment agreement or SERP provision(s) on which the denial is based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the review procedures set forth below.

If no written determination is furnished to the Claimant, then the claim will be deemed denied and the review procedure described below will become available to the Claimant.

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(b)	A Claimant may obtain review of an adverse benefit determination by filing a written claim for benefits with the Employee Benefit Plans Committee (“EBPC”) within sixty (60) days after the determination date or, if later, within sixty (60) days after the receipt of a written notice denying the claim. A claim for benefits must be timely delivered to the Delphi Compensation Committee, Mail Code 480-405-328, Delphi World Headquarters, Troy, Michigan 48098. As a part of this review, the participant or beneficiary must submit any written comments that may support their position. The EBPC will conduct a full and fair review, which will provide for the Claimant’s right to:

(i)	be represented by an individual whom the Company determines has been properly authorized to act on Claimant’s behalf;

(ii)	present written comments, documents, records, and any other information relating to the Claimant’s claim for benefits under the SERP;

(iii)	receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(iv)	have all comments, documents, records, and other information submitted by the Claimant relating to the claim reviewed.

(c)	The EBPC’s decision will be rendered no more than sixty (60) days after the claim for benefits is made, except that such period may be extended for an additional sixty (60) days if the EBPC determines that special circumstances require such extension.

(d)	The EBPC, or its delegate, will promptly provide a Claimant with a written decision in a manner calculated to be understood by the Claimant setting forth:

(i)	the findings of fact;

(ii)	the specific reason(s) for the denial;

(iii)	specific reference to pertinent employment agreement or SERP provision(s) on which the denial is based;

(iv)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(v)	a statement of the Claimant’s right to bring an action under ERISA.

(e)	A Claimant must follow the claims and appeal procedures described in this section before taking action in any other forum regarding a claim for benefits under the SERP. Any suit or legal action initiated by a Claimant under the SERP must be brought no later than one year following a final decision on the claim by the EBPC. This one-year limitation period on suits for benefits applies in any forum where a Claimant initiates such suit or legal action.

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(f)	Any payment made to settle or otherwise resolve a claim, will be paid no later than the last day of the calendar year in which the resolution of the claim becomes final.

SECTION XII. MISCELLANEOUS

(a)	SERP not an employment contract. The SERP does not restrict or limit any existing employment agreement by and between the Company and any participant, the at will status of any employee, or the right of the Company to discharge a participant with or without cause. Nor will any provision of this SERP be construed as conferring upon any participant the right to continue in the employ of the Company as an employee or in any other capacity.

(b)	Non-assignment. Notwithstanding the provisions of the Plan to the contrary, under the provisions of Treasury Regulation 1.409A-3(j) benefits may be paid prior to the applicable payment date in the following events:

(i)	Pursuant to the terms of a Qualified Domestic Relations Order, as defined in Section 414(p) of the IRC;

(ii)	To comply with an ethics agreement with the federal government, or to avoid any domestic or foreign ethics law or conflicts law;

(iii)	To pay a participant an amount required to be included in income due to a failure of the Plan to comply with Section 409A of the IRC;

(iv)	Upon termination of the Plan;

(v)	To pay state, local or foreign taxes arising from participation in the Plan; and

(vi)	To settle a bona fide dispute as to a participant’s right to a Plan distribution.

(c)	Receipt or release. Any payment to a participant or the participant’s beneficiary in accordance with the provisions of the SERP shall, to the extent thereof, be in full satisfaction of all claims against the Program Administrator or the Company. The Program Administrator may require such participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

(d)	Payments on behalf of persons under incapacity. Except as otherwise specifically provided herein, in the event that any amount becomes payable under the SERP to a person who, in the sole judgment of the Program Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Program Administrator may direct that such payment be made to any person found by the Program Administrator, in his or her sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Program Administrator and the Company.

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(e)	Effect of SERP. This SERP shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and the participant and their heirs, beneficiaries, executors, administrators and legal representatives.

(f)	Intent to comply with IRC Section 409A. This SERP shall be interpreted and administered, to the extent possible, in a manner that does not result in a “plan failure” within the meaning of IRC Section 409A(a)(1) of this SERP or any other plan or arrangement maintained by the Company. If a determination is made by the Internal Revenue Service that the benefit of any participant provided herein is subject to current income taxation under Section 409A of the IRC, such benefit will be immediately distributed to the participant (or the participant’s beneficiary) to the extent of such taxable amount. Notwithstanding any provision of the SERP, no plan elections, modifications or distributions will be allowed or implemented if they would cause a plan participant to be subject to tax (including interest and penalties) under IRC Section 409A.

(g)	Severability. If any provision of this SERP shall for any reason be invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect.

(h)	Applicable law. This SERP shall be construed and administered in accordance with ERISA and the IRC, and to the extent that ERISA and the IRC do not apply, by the laws of the State of Michigan.

(i)	Service of legal process. Service of legal process on the Company may be made at any office of CT Corporation. CT Corporation, which maintains offices in 50 states, is the statutory agent for services of legal process on the Company. The procedure for making such service generally is known to practicing attorneys. Services of legal process also may be made upon Delphi at the Service of Process Office, Delphi World Headquarters, Mail Code 483-400-126, 5725 Delphi Drive, Troy, Michigan 48098.

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